================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              TAC ACQUISITION CORP.
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                         (Title of Class of Securities)


                                    873392104
                                 (CUSIP Number)

                                JANUARY 17, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]       Rule 13d-1(b)
        [X]       Rule 13d-1(c)
        [_]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

CUSIP No. 873392104                                              Page 1 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Octavian Master Fund, LP
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       2,071,250
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    2,071,250
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,071,250
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 873392104                                              Page 2 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Octavian Global Partners, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       2,071,250*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    2,071,250*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,071,250*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

------------
*  Includes 2,071,250 shares of common stock held by Octavian Global Fund, LP.

CUSIP No. 873392104                                              Page 3 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Octavian Management LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       2,071,250*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    2,071,250*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,071,250*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

------------
*  Includes 2,071,250 shares of common stock held by Octavian Global Fund, LP.

CUSIP No. 873392104                                              Page 4 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Greg Racz
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        2,071,250*
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             2,071,250*
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,071,250*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

------------
*  Includes 2,071,250 shares of common stock held by Octavian Global Fund, LP.

CUSIP No. 873392104                                              Page 5 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard Hurowitz
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        2,071,250*
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             2,071,250*
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,071,250*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

------------
*  Includes 2,071,250 shares of common stock held by Octavian Global Fund, LP.

CUSIP No. 873392104                                              Page 6 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Reservoir Master Fund, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       1,070,750
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    1,070,750
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,070,750
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 873392104                                              Page 7 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RMF GP, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       1,070,750*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    1,070,750*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,070,750*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

------------
*  Includes 1,070,750 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                              Page 8 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Reservoir PCA Fund (Cayman), L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       1,070,750*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    1,070,750*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,070,750*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

------------
*  Includes 1,070,750 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                              Page 9 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Reservoir Capital Group, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       1,070,750*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    1,070,750*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,070,750*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

------------
*  Includes 1,070,750 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                             Page 10 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RCGM, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       1,070,750*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    1,070,750*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,070,750*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

-------------
*   Includes 1,070,750 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                             Page 11 of 19
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mr. Daniel Stern
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       1,070,750*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    1,070,750*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,070,750*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

------------
*   Includes 1,070,750 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                             Page 12 of 19
                                  Schedule 13G


This Amendment No. 1 to Schedule 13G is filed by the undersigned to amend and restate in its entirety the Schedule 13G, dated September 25, 2006, filed by Octavian Global Fund, LP, a Delaware limited partnership ("OCTAVIAN GLOBAL"), Octavian Global Partners, LLC, a Delaware limited liability company ("OCTAVIAN PARTNERS"), Octavian Management LLC, a Delaware limited liability company ("OCTAVIAN Management"), Greg Racz, a citizen of the United States of America ("MR. RACZ"), Richard Hurowitz, a citizen of the United States of America ("MR. HUROWITZ"), Reservoir Master Fund, L.P., a Delaware limited partnership ("RESERVOIR"), RMF GP, LLC, a Delaware limited liability company ("RMF GP"), Reservoir PCA Fund, L.P., a Delaware limited partnership ("RESERVOIR PCA"), Reservoir Capital Group, L.L.C., a Delaware limited liability company ("RESERVOIR CAPITAL"), RCGM, LLC, a Delaware limited liability company ("RCGM") and Daniel Stern, a citizen of the United States of America ("MR. STERN"), with respect to the shares of Common Stock, $0.0001 par value per share, of TAC Acquisition Corp. Reservoir PCA was dissolved on December 28, 2006. Prior to such dissolution, Reservoir PCA's limited partners contributed their limited partnership interests in Reservoir PCA into Reservoir PCA Fund (Cayman), L.P., a Cayman Islands limited partnership ("RESERVOIR CAYMAN"), in exchange for limited partnership interests in Reservoir Cayman. The assets of Reservoir PCA (including its membership interest in RMF GP and its limited partnership interest in Reservoir) were distributed to Reservoir Cayman. On December 1, 2006, Octavian Global became a limited partner of Octavian Master Fund, LP, a Cayman Islands limited partnership ("OCTAVIAN MASTER"), in exchange for assets of Octavian Global being distributed to Octavian Master. As a result, Reservoir Cayman and Octavian Master have become Reporting Persons hereunder and Reservoir PCA and Octavian Global are no longer Reporting Persons hereunder.

Item 1.   (a)   NAME OF ISSUER

                TAC Acquisition Corp. (the "Company").

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                8 Sound Shore Drive, Suite 255
                Greenwich, Connecticut 06830

Item 2.   (a)   NAMES OF PERSONS FILING

                This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons")

                       1. The following entities are referred to as the "OCTAVIAN REPORTING PERSONS":

                (i)   Octavian Master, a Cayman Islands limited partnership;

                (ii) Octavian Partners, a Delaware limited liability company and general partner of Octavian Global;

CUSIP No. 873392104                                             Page 13 of 19
                                  Schedule 13G


                (iii) Octavian Management, a Delaware limited liability company and managing member of Octavian Partners;

                (iv)  Mr. Racz, a member of Octavian Management; and

                (v)   Mr. Hurowitz, a member of Octavian Management.

                        2. The following entities are referred to as the "RESERVOIR REPORTING PERSONS":

                (i)   Reservoir, a Delaware limited partnership;

                (ii) RMF GP, a Delaware limited liability company and the general partner of Reservoir;

                (iii) Reservoir  Cayman,  a Cayman Islands limited  partnership and the sole member of RMF GP;

                (iv) Reservoir Capital, a Delaware limited liability company and the general partner of Reservoir PCA;

                (v) RCGM, a Delaware limited liability company and the managing member of Reservoir Capital; and

                (vi)  Mr. Stern, the senior managing member of RCGM;

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE

                The address of the principal business offices of each of the Octavian Reporting Persons is 650 Madison Avenue, 26th Floor, New York, NY 10022. The address of the principal business offices of each of the Reservoir Reporting Persons is c/o Reservoir Capital Group, L.L.C. 650 Madison Avenue, 26th Floor, New York, NY 10022.

          (c)   CITIZENSHIP

                        1.   THE OCTAVIAN REPORTING PERSONS

                (i)   Octavian Master - a Cayman Islands limited partnership

                (ii)  Octavian Partners - a Delaware limited liability company

                (iii) Octavian   Management  -  a  Delaware  limited  liability
                      company

                (iv)  Mr. Racz - United States of America

                (v)   Mr. Hurowitz - United States of America

                        2.   THE RESERVOIR REPORTING PERSONS

                (i)   Reservoir - a Delaware limited partnership

                (ii)  RMF GP - a Delaware limited liability company

                (iii) Reservoir Cayman - a Cayman Islands limited partnership

CUSIP No. 873392104                                             Page 14 of 19
                                  Schedule 13G


                (iv)  Reservoir Capital - a Delaware limited liability company

                (v)   RCGM - a Delaware limited liability company

                (vi)  Mr. Stern - United States of America

          (d)   TITLE OF CLASS OF SECURITIES

                Common Stock, par value $0.0001 per share (the "Common Stock" or "Shares")

          (e)   CUSIP NUMBER

                873392104

Item 3.   None of the Reporting Persons is a person specified under Rule
          13d-1(b).

Item 4.   OWNERSHIP.

          (a)   AMOUNT BENEFICIALLY OWNED:

                Each of the Octavian Reporting Persons may be deemed to beneficially own an aggregate of 2,071,250 shares and each of the Reservoir Reporting Persons may be deemed to beneficially own an aggregate of 1,070,750 Shares. The Octavian Reporting Persons disclaim beneficial ownership of the 1,070,750 Shares beneficially owned by the Reservoir Reporting Persons and the Reservoir Reporting Persons disclaim beneficial ownership of the 2,071,250 Shares beneficially owned by the Octavian Reporting Persons. Mr. Racz and Mr. Hurowitz are the only members of Octavian Management, and, in such capacity may be deemed to beneficially own the shares beneficially owned by Octavian Management, but they disclaim any such beneficial ownership. Mr. Stern is the senior managing member of RCGM, and, in such capacity may be deemed to beneficially own the shares beneficially owned by RCGM, but disclaims any such beneficial ownership.

          (b)   PERCENTAGE OWNED:

                Based on calculations made in accordance with Rule 13d-3(d), and there being 27,000,000 shares outstanding as of October 2, 2006, as disclosed by the Issuer in its Proxy Statement filed on January 23, 2007 (File No. 00051340), each of the Octavian Reporting Persons may be deemed to beneficially own approximately 7.7% of the outstanding Common Stock and each of the Reservoir Reporting Persons may be deemed to beneficially own approximately 4.0% of the outstanding Common Stock. The aggregate number of shares beneficially owned by the Octavian Reporting Persons and the Reservoir Reporting Persons represent approximately 11.7% of the outstanding Common Stock.

CUSIP No. 873392104                                             Page 15 of 19
                                  Schedule 13G


          (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i) As regards the Octavian Reporting Persons, each of Octavian Master, Octavian Partners and Octavian Management may be deemed to have sole power to direct the voting and disposition of the 2,071,250 shares directly owned by Octavian Global.

                By virtue of the relationships between and among the Octavian Reporting Persons, Mr. Racz and Mr. Hurowitz, may be deemed to share the power to direct the voting and disposition of the 2,071,250 shares directly owned by Octavian Global.

                (ii) As regards the Reservoir Reporting Persons, each of Reservoir, RMF, Reservoir PCA and Reservoir Capital may be deemed to have sole power to direct the voting and disposition of the 1,070,750 shares directly owned by Reservoir.

                By virtue of the relationships between and among the Reservoir Reporting Persons, Mr. Stern may be deemed to have the power to direct the voting and disposition of the 1,070,750 shares directly owned by Reservoir.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

CUSIP No. 873392104                                             Page 16 of 19
                                  Schedule 13G


Item 10.  CERTIFICATION

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

          By signing below, each Reporting Person certifies that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No. 873392104                                             Page 17 of 19
                                  Schedule 13G


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of January 30, 2007


                           OCTAVIAN MASTER FUND, LP

                           By:     Octavian Global Partners, LLC
                                   General Partner


                           By:     /s/ Greg Racz
                                   ------------------------------------------
                                   Name:  Greg Racz
                                   Title: President & Chief Operating Officer



                           OCTAVIAN GLOBAL PARTNERS, LLC

                           By:     Octavian Management, LLC
                                   Managing Member


                           By:     /s/ Greg Racz
                                   ------------------------------------------
                                   Name:  Greg Racz
                                   Title: President & Chief Operating Officer



                           OCTAVIAN MANAGEMENT LLC


                           By:     /s/ Greg Racz
                                   ------------------------------------------
                                   Name:  Greg Racz
                                   Title: President & Chief Operating Officer


                           /s/ Greg Racz
                           --------------------------------------------------
                           Greg Racz


                           /s/ Richard Hurowitz
                           --------------------------------------------------
                           Richard Hurowitz

CUSIP No. 873392104                                             Page 18 of 19
                                  Schedule 13G



                           RESERVOIR MASTER FUND, L.P.

                           By:     RMF GP, LLC, itsGeneral Partner


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RMF GP, LLC


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RESERVOIR PCA FUND (CAYMAN), L.P.

                           By:     Reservoir Capital Group, L.L.C.,
                                   its General Partner


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RESERVOIR CAPITAL GROUP, L.L.C.


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RCGM, LLC


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer


                           /s/ Daniel Stern
                           ---------------------------------------------------
                           Daniel Stern

CUSIP No. 873392104                                             Page 19 of 19
                                  Schedule 13G


                                 EXHIBIT INDEX


Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.